June 23, 2014

LoCorr Investment Trust
261 School Avenue, 4th Floor
Excelsior, MN 55331

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 17 to the Registration Statement, File Nos. 333-171360 and 811-22509 (the "Registration Statement"), of LoCorr Investment Trust (the "Trust").

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 17 is effective for purposes of applicable federal and state securities laws, the shares of the LoCorr Managed Futures Strategy Fund, the LoCorr Long/Short Commodities Strategy Fund, the LoCorr Long/Short Equity Fund, the LoCorr Spectrum Income Fund, and the LoCorr Market Trend Fund (together, the "Funds"), if issued in accordance with the then current Prospectus and Statement of Additional Information of the respective Funds, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act of 1933 (Amendment No. 18 under the Investment Company Act of 1940).  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ THOMPSON HINE LLP

JMS/MVW

THOMSPON HINE LLP ATTORNEYS AT LAW	41 South HIgh Street Suite 1700 Columbus, Ohio 43215-6101	www.ThompsonHine.com Phone: 614.469.3200 Fax: 614.469.3361